WESTERN NEW ENGLAND BANCORP, INC. 8-K

Exhibit 99.1

For further information contact:
James C. Hagan, President and CEO
Guida R. Sajdak, Executive Vice President and CFO
Meghan Hibner, First Vice President and Investor Relations Officer
413-568-1911

WESTERN NEW ENGLAND BANCORP, INC. REPORTS RESULTS FOR THREE MONTHS

 AND YEAR ENDED DECEMBER 31, 2025 AND DECLARES QUARTERLY CASH DIVIDEND

Westfield, Massachusetts, January 27, 2026: Western New England Bancorp, Inc. (the “Company” or “WNEB”) (NasdaqGS: WNEB), the holding company for Westfield Bank (the “Bank”), announced today the unaudited results of operations for the three and twelve months ended December 31, 2025. For the three months ended December 31, 2025, the Company reported net income of $5.2 million, or $0.26 per diluted share, compared to net income of $3.3 million, or $0.16 per diluted share, for the three months ended December 31, 2024. On a linked quarter basis, net income was $5.2 million, or $0.26 per diluted share, as compared to net income of $3.2 million, or $0.16 per diluted share, for the three months ended September 30, 2025. For the twelve months ended December 31, 2025, net income was $15.3 million, or $0.75 per diluted share, compared to net income of $11.7 million, or $0.56 per diluted share, for the twelve months ended December 31, 2024.

The Company also announced that its Board of Directors declared a quarterly cash dividend of $0.07 per share on the Company’s common stock. The dividend will be payable on or about February 25, 2026 to shareholders of record on February 11, 2026.

James C. Hagan, President and Chief Executive Officer, commented, “We are pleased to report solid earnings for the fourth quarter of 2025, along with strong loan growth and core deposit growth. Total loans increased $113.2 million, or 5.5%, and core deposits increased $111.9 million, or 7.2%, from December 31, 2024. At December 31, 2025, our non-interest-bearing deposits and total core deposits represented 25.2% and 70.8% of total deposits, respectively. Our loan growth and disciplined approach to managing funding costs have allowed us to expand our net interest margin to 2.91% during the three months ended December 31, 2025. This is the sixth consecutive quarter of growth in both net interest income and net interest margin for the Company. Asset quality remains strong, with nonperforming assets to total assets of 0.19%, total delinquency as a percentage of total loans of 0.14%, and strong loan reserve levels of 393.2% as a percentage of nonaccrual loans.”

Hagan concluded, “We remain disciplined in our capital management strategies, and during the twelve months ended December 31, 2025, we repurchased 599,853 shares of common stock with an average price per share of $9.73. Over the last twelve months, book value per share increased $0.86, or 7.6%, to $12.16 and tangible book value per share, a non-GAAP financial measure, increased $0.86, or 8.1%, to $11.49.

We are pleased with our fourth quarter results and are committed to delivering long-term value to shareholders through capital management strategies, which include continued loan growth, share repurchases and quarterly cash dividends.”

Key Highlights:

Loans and Deposits

At December 31, 2025, total loans increased $113.2 million, or 5.5%, from $2.1 billion, or 77.9% of total assets, at December 31, 2024 to $2.2 billion, or 79.7% of total assets. The increase was primarily driven by an increase in residential real estate loans, including home equity loans, of $81.2 million, or 10.5%, an increase in commercial and industrial loans of $10.1 million, or 4.8%, and an increase in commercial real estate loans of $23.3 million, or 2.2%. The increase in total loans was partially offset by a decrease in consumer loans of $1.5 million, or 33.3%.

At December 31, 2025, total deposits of $2.4 billion increased $98.3 million, or 4.3%, from December 31, 2024. Core deposits, which the Company defines as all deposits except time deposits, increased $111.9 million, or 7.2%, from $1.6 billion, or 68.9% of total deposits, at December 31, 2024, to $1.7 billion, or 70.8% of total deposits, at December 31, 2025. Time deposits decreased $13.7 million, or 1.9%, from $703.6 million at December 31, 2024 to $689.9 million at December 31, 2025. Brokered time deposits, which are included in time deposits, totaled $1.7 million at December 31, 2024. The Company did not have brokered time deposits at December 31, 2025. The loan-to-deposit ratio was 92.5% and 91.5% at December 31, 2025 and December 31, 2024, respectively.

Allowance for Credit Losses and Credit Quality

At December 31, 2025, the allowance for credit losses was $20.3 million, or 0.93% of total loans, compared to $19.5 million, or 0.94% of total loans, at December 31, 2024. The allowance for credit losses, as a percentage of nonaccrual loans, was 393.2% and 362.9% at December 31, 2025 and December 31, 2024, respectively. At December 31, 2025, nonaccrual loans totaled $5.2 million, or 0.24% of total loans, compared to $5.4 million, or 0.26% of total loans, at December 31, 2024. Total delinquent loans decreased from $5.0 million, or 0.24% of total loans, at December 31, 2024 to $3.1 million, or 0.14% of total loans, at December 31, 2025. At December 31, 2025 and December 31, 2024, the Company did not have any other real estate owned.

Net Interest Margin

The net interest margin increased eight basis points from 2.81% for the three months ended September 30, 2025 to 2.89% for the three months ended December 31, 2025. The net interest margin, on a tax-equivalent basis, increased eight basis points from 2.83% for the three months ended September 30, 2025 to 2.91% for the three months ended December 31, 2025.

Stock Repurchase Program

On April 22, 2025, the Board of Directors authorized the 2025 Plan, pursuant to which the Company may repurchase up to 1.0 million shares of its common stock, or approximately 4.8%, of the Company’s then-outstanding shares of common stock, upon the completion of the 2024 Plan. On June 3, 2025, the Company announced the completion of its 2024 Plan under which the Company repurchased a total of 1.0 million shares at an average price per share of $8.79.

During the three months ended December 31, 2025, the Company repurchased 100,000 shares of its common stock at an average price per share of $11.80. During the twelve months ended December 31, 2025, the Company repurchased 599,853 shares of its common stock under the 2025 Plan and the 2024 Plan, as applicable, at an average price per share of $9.73. As of December 31, 2025, there were 872,465 shares of common stock available for repurchase under the 2025 Plan.

The repurchase of shares under our 2025 Plan is administered through an independent broker. The shares of common stock repurchased under the 2025 Plan have been and will continue to be purchased from time to time at prevailing market prices, through open market or privately negotiated transactions, or otherwise, depending upon market conditions. There is no guarantee as to the exact number, or value, of shares that will be repurchased by the Company, and the Company may discontinue repurchases at any time that the Company’s management (“Management”) determines additional repurchases are not warranted. The timing and amount of additional share repurchases under the 2025 Plan will depend on a number of factors, including the Company’s stock price performance, ongoing capital planning considerations, general market conditions, and applicable legal requirements.

Book Value and Tangible Book Value

The Company’s book value per share was $12.16 at December 31, 2025, compared to $11.30 at December 31, 2024, while tangible book value per share, a non-GAAP financial measure, increased $0.86, or 8.1%, from $10.63 at December 31, 2024 to $11.49 at December 31, 2025. See pages 18-20 for the related tangible book value calculation and a reconciliation of GAAP to non-GAAP financial measures.

Net Income for the Three Months Ended December 31, 2025 Compared to the Three Months Ended September 30, 2025

For the three months ended December 31, 2025, the Company reported an increase in net income of $2.0 million, or 64.5%, from $3.2 million, or $0.16 per diluted share, for the three months ended September 30, 2025, to $5.2 million, or $0.26 per diluted share. Net interest income increased $737,000, or 4.1%, the provision for credit losses decreased $1.8 million, and non-interest expense increased $92,000 or 0.6%. Return on average assets and return on average equity were 0.75% and 8.40%, respectively, for the three months ended December 31, 2025, compared to 0.46% and 5.20%, respectively, for the three months ended September 30, 2025.

Net Interest Income and Net Interest Margin

On a sequential quarter basis, net interest income, our primary driver of revenues, increased $737,000, or 4.1%, to $18.8 million for the three months ended December 31, 2025, from $18.1 million for the three months ended September 30, 2025. The increase in net interest income was primarily due to an increase in interest income of $504,000, or 1.7%, and a decrease in interest expense of $233,000, or 2.0%.

The net interest margin was 2.89% for the three months ended December 31, 2025, compared to 2.81% for the three months ended September 30, 2025. The net interest margin, on a tax-equivalent basis, was 2.91% for the three months ended December 31, 2025, compared to 2.83% for the three months ended September 30, 2025. The average yield on interest-earning assets, without the impact of tax-equivalent adjustments, increased two basis points from 4.67% for the three months ended September 30, 2025 to 4.69% for the three months ended December 31, 2025. The average loan yield, without the impact of tax-equivalent adjustments, increased two basis points from 5.01% for the three months ended September 30, 2025, to 5.03% for the three months ended December 31, 2025. During the same period, average loans increased $54.4 million, or 2.6%, average securities decreased $3.9 million, or 1.0%, and average short-term investments decreased $19.8 million, or 37.9%.

The average cost of total funds, including non-interest bearing accounts and borrowings, decreased six basis points from 1.94% for the three months ended September 30, 2025 to 1.88% for the three months ended December 31, 2025. The average cost of core deposits, which the Company defines as all deposits except time deposits, decreased two basis points from 1.04% for the three months ended September 30, 2025, to 1.02% for the three months ended December 31, 2025. The average cost of time deposits decreased five basis points from 3.51% for the three months ended September 30, 2025, to 3.46% for the three months ended December 31, 2025. The average cost of borrowings, including subordinated debt, was 4.96% for the three months ended December 31, 2025, compared to 5.03%, for the three months ended September 30, 2025. Average demand deposits, an interest-free source of funds, increased $14.7 million, or 2.5%, from $581.8 million, or 25.0%, of total average deposits, for the three months ended September 30, 2025, to $596.5 million, or 25.3% of total average deposits, for the three months ended December 31, 2025.

(Reversal of) Provision for Credit Losses

During the three months ended December 31, 2025, the Company recorded a reversal of credit losses of $485,000, compared to a provision for credit losses of $1.3 million during the three months ended September 30, 2025. The $1.8 million decrease in the provision for credit losses was primarily due to a decrease in unfunded commitments of $22.6 million, or 10.6%, and a slight improvement in macroeconomic forecasts. The reversal of credit losses was determined by a number of factors: the continued strong credit performance of the Company’s loan portfolio, changes in the loan portfolio mix and Management’s consideration of existing economic conditions and the economic outlook from the Federal Reserve Bank’s actions to control inflation. Management continues to monitor macroeconomic variables related to increasing interest rates, tariffs, inflation and concerns of an economic downturn, and believes it is appropriately reserved for the current economic environment.

During the three months ended December 31, 2025, the Company recorded net charge-offs of $41,000, compared to net charge-offs of $43,000 for the three months ended September 30, 2025.

Non-Interest Income

During each of the three months ended December 31, 2025 and September 30, 2025, non-interest income was $3.2 million. Service charges and fees on deposits were $2.6 million for the three months ended September 30, 2025 and the three months ended December 31, 2025. Income from bank-owned life insurance (“BOLI”) increased $10,000, or 2.1%, from the three months ended September 30, 2025 to $492,000 for the three months ended December 31, 2025. Income from loan-level swap fees on commercial loans increased $18,000, or 15.4%, from the three months ended September 30, 2025 to the three months ended December 31, 2025. During the three months ended December 31, 2025, the Company reported unrealized losses on marketable equity securities of $7,000, compared to unrealized gains of $22,000 during the three months ended September 30, 2025.

Non-Interest Expense

For the three months ended December 31, 2025, non-interest expense increased $92,000, or 0.6%, to $15.9 million from $15.8 million for the three months ended September 30, 2025.

Salaries and employee benefits increased $164,000, or 1.8%, due to an increase in deferred compensation expense to reflect updated year-end performance award estimates. Occupancy expense increased $75,000, or 6.1%, primarily due to snow removal costs of $54,000. Software related expenses increased $35,000, or 5.4%, FDIC insurance expense increased $22,000, or 5.9%, and other non-interest expense increased of $19,000, or 1.3%. These increases were partially offset by a decrease in advertising expense of $84,000, or 19.4%, a decrease in professional fees of $72,000, or 15.7%, a decrease in debit card processing and ATM network costs of $34,000, or 5.4%, a decrease in data processing of $17,000, or 1.9%, and a decrease in furniture and equipment expense of $16,000, or 3.5%. For the three months ended December 31, 2025 and the three months ended September 30, 2025, the efficiency ratio was 72.1% and 74.2%, respectively.

Income Tax Provision

Income tax expense for the three months ended December 31, 2025 was $1.4 million, with an effective tax rate of 21.3%, compared to $1.0 million, with an effective tax rate of 24.5%, for the three months ended September 30, 2025.

Net Income for the Three Months Ended December 31, 2025 Compared to the Three Months Ended December 31, 2024

The Company reported an increase in net income of $1.9 million, or 58.4%, from $3.3 million, or $0.16 per diluted share, for the three months ended December 31, 2024 to $5.2 million, or $0.26 per diluted share, for the three months ended December 31, 2025. Net interest income increased $3.6 million, or 23.3%, reversal of credit losses decreased $277,000, or 36.4%, non-interest income decreased $81,000, or 2.5%, and non-interest expense increased $944,000, or 6.3%, during the same period. Return on average assets and return on average equity were 0.75% and 8.40%, respectively, for the three months ended December 31, 2025, compared to 0.49% and 5.48%, respectively, for the three months ended December 31, 2024.

Net Interest Income and Net Interest Margin

Net interest income increased $3.6 million, or 23.3%, to $18.8 million, for the three months ended December 31, 2025, from $15.3 million for the three months ended December 31, 2024. The increase in net interest income was due to an increase in interest and dividend income of $2.0 million, or 6.8%, and a decrease in interest expense of $1.6 million, or 12.1%. The increase in interest income was primarily due to the increase in average interest-earnings assets of $67.3 million, or 2.7%, and an increase in the average yield on interest-earning assets of 17 basis points, from the three months ended December 31, 2024 to the three months ended December 31, 2025.

The net interest margin increased 48 basis points from 2.41% for the three months ended December 31, 2024 to 2.89% for the three months ended December 31, 2025. The net interest margin, on a tax-equivalent basis, increased 48 basis points from 2.43%, for the three months ended December 31, 2024 to 2.91% for the three months ended December 31, 2025. The average yield on interest-earning assets, without the impact of tax-equivalent adjustments, increased 17 basis points from 4.52% for the three months ended December 31, 2024 to 4.69%, for the three months ended December 31, 2025. The average loan yield, without the impact of tax-equivalent adjustments, increased 17 basis points from 4.86% for the three months ended December 31, 2024 to 5.03% for the three months ended December 31, 2025. During the same period, average loans increased $104.0 million, or 5.0%.

The average cost of total funds, including non-interest bearing accounts and borrowings, decreased 32 basis points from 2.20% for the three months ended December 31, 2024 to 1.88% for the three months ended December 31, 2025. The average cost of core deposits, which the Company defines as all deposits except time deposits, increased four basis points from 0.98% for the three months ended December 31, 2024 to 1.02% for the three months ended December 31, 2025. The average cost of time deposits decreased 85 basis points from 4.31% for the three months ended December 31, 2024 to 3.46% for the three months ended December 31, 2025. The average cost of borrowings, including subordinated debt, decreased eight basis points from 5.04% for the three months ended December 31, 2024 to 4.96%, for the three months ended December 31, 2025. Average demand deposits, an interest-free source of funds, increased $17.3 million, or 3.0%, from $579.2 million, or 25.6% of total average deposits, for the three months ended December 31, 2024, to $596.5 million, or 25.3% of total average deposits, for the three months ended December 31, 2025.

Reversal of Credit Losses

During the three months ended December 31, 2025, the Company recorded a reversal of credit losses of $485,000, compared to a reversal of credit losses of $762,000 during the three months ended December 31, 2024. The reversal of credit losses was determined by a number of factors: the continued strong credit performance of the Company’s loan portfolio, changes in the loan portfolio mix and Management’s consideration of existing economic conditions and the economic outlook from the Federal Reserve Bank’s actions to control inflation. Management continues to monitor macroeconomic variables related to increasing interest rates, tariffs, inflation and concerns of an economic downturn, and believes it is appropriately reserved for the current economic environment.

The Company recorded net charge-offs of $41,000 for the three months ended December 31, 2025, as compared to net recoveries of $128,000 for the three months ended December 31, 2024.

Non-Interest Income

Non-interest income decreased $81,000, or 2.5%, to $3.2 million for the three months ended December 31, 2025, from the three months ended December 31, 2024. During the three months ended December 31, 2025, service charges and fees on deposits increased $252,000, or 11.0%, income from BOLI increased $6,000, or 1.2%, from $486,000 for the three months ended December 31, 2024 to $492,000 for the three months ended December 31, 2025. During the three months ended December 31, 2025, the Company reported $135,000 in other income from loan-level swap fees on commercial loans, compared to $187,000 during the three months ended December 31, 2024.

During the three months ended December 31, 2025, the Company reported unrealized losses on marketable equity securities of $7,000, compared to unrealized losses of $9,000 during the three months ended December 31, 2024. During the three months ended December 31, 2024, the Company reported a loss of $11,000 from mortgage banking activities and did not have a comparable gain or loss during the three months ended December 31, 2025. During the three months ended December 31, 2024, the Company reported gains on non-marketable equity investments of $300,000 and did not have a comparable gain or loss during the three months ended December 31, 2025.

Non-Interest Expense

For the three months ended December 31, 2025, non-interest expense increased $944,000, or 6.3%, to $15.9 million from $14.9 million for the three months ended December 31, 2024. Salaries and employee benefits increased $920,000, or 10.9%, to $9.4 million, due to an increase in deferred compensation expense to reflect updated year-end performance award estimates, software expenses increased $45,000, or 7.0%, advertising expense increased $39,000, or 12.6%, occupancy expense increased $10,000, or 0.7%, FDIC insurance expense increased $9,000, or 2.3%, net debit card processing and ATM network costs increased $6,000, or 1.0%, and other non-interest expense increased $67,000, or 5.0%. These increases were partially offset by a decrease in professional fees of $83,000, or 17.6%, a decrease in furniture and equipment expense of $68,000, or 13.5%, and a decrease in data processing of $1,000, or 0.1%.

For the three months ended December 31, 2025, the efficiency ratio was 72.1%, compared to 80.6% for the three months ended December 31, 2024. The decrease in the efficiency ratio was driven by an increase net interest income of $3.6 million, or 23.3%, from the three months ended December 31, 2024 to the three months ended December 31, 2025.

Income Tax Provision

Income tax expense for the three months ended December 31, 2025 was $1.4 million, or an effective tax rate of 21.3%, compared to $1.1 million, or an effective tax rate of 24.6%, for the three months ended December 31, 2024.

Net Income for the Twelve Months Ended December 31, 2025 Compared to the Twelve Months Ended December 31, 2024

For the twelve months ended December 31, 2025, the Company reported net income of $15.3 million, or $0.75 per diluted share, compared to $11.7 million, or $0.56 per diluted share, for the twelve months ended December 31, 2024. Net interest income increased $10.3 million, or 17.2%, provision for credit losses increased $1.0 million, non-interest income decreased $387,000, or 3.0%, and non-interest expense increased $4.1 million, or 6.9%, during the same period in 2024. Return on average assets and return on average equity were 0.56% and 6.35% for the twelve months ended December 31, 2025, respectively, compared to 0.45% and 4.93% for the twelve months ended December 31, 2024, respectively.

Net Interest Income and Net Interest Margin

During the twelve months ended December 31, 2025, net interest income increased $10.3 million, or 17.2%, to $70.1 million, compared to $59.8 million for the twelve months ended December 31, 2024. The increase in net interest income was due to an increase in interest income of $8.8 million, or 8.0%, and a decrease in interest expense of $1.5 million, or 3.0%.

The net interest margin for the twelve months ended December 31, 2025 was 2.75%, compared to 2.45% for the twelve months ended December 31, 2024. The net interest margin, on a tax-equivalent basis, was 2.77% for the twelve months ended December 31, 2025, compared to 2.47% for the twelve months ended December 31, 2024. During the twelve months ended December 31, 2024, the Company had fair value hedge income of $1.4 million, which contributed six basis points to the net interest margin. The adjusted net interest margin, excluding income from the fair value hedge, a non-GAAP financial measure, increased 36 basis points from 2.39% for the twelve months ended December 31, 2024 to 2.75% for the twelve months ended December 31, 2025. The fair value hedge matured in October of 2024. See pages 18-20 for the related net interest margin, excluding prepayment penalties and income from the fair value hedge calculation and a reconciliation of GAAP to non-GAAP financial measures.

The average yield on interest-earning assets, without the impact of tax-equivalent adjustments, increased 15 basis points from 4.50% for the twelve months ended December 31, 2024 to 4.65% for the twelve months ended December 31, 2025. The average yield on loans, without the impact of tax-equivalent adjustments, increased 14 basis points from 4.86% for the twelve months ended December 31, 2024 to 5.00% for the twelve months ended December 31, 2025. During the twelve months ended December 31, 2025, average interest-earning assets increased $108.9 million, or 4.5%, to $2.5 billion, compared to the twelve months ended December 31, 2024, primarily due to an increase in average loans of $73.6 million, or 3.6%, an increase in average short-term investments, consisting of cash and cash equivalents, of $21.5 million, or 64.7%, and an increase in average securities of $13.6 million, or 3.8%.

During the twelve months ended December 31, 2025, the average cost of funds, including non-interest-bearing demand accounts and borrowings, decreased 15 basis points from 2.14% for the twelve months ended December 31, 2024 to 1.99%. For the twelve months ended December 31, 2025, the average cost of core deposits, including non-interest-bearing demand deposits, increased 15 basis points from 0.89% for the twelve months ended December 31, 2024, to 1.04%. The average cost of time deposits decreased 63 basis points from 4.32% for the twelve months ended December 31, 2024 to 3.69% for the twelve months ended December 31, 2025. The average cost of borrowings, which include borrowings and subordinated debt, increased 2 basis points from 5.00% for the twelve months ended December 31, 2024 to 5.02% for the twelve months ended December 31, 2025.

For the twelve months ended December 31, 2025, average demand deposits, an interest-free source of funds, increased $20.9 million, or 3.7%, from $561.3 million, or 25.8% of total average deposits, for the twelve months ended December 31, 2024, to $582.2 million, or 25.1% of total average deposits.

Provision for (Reversal of) Credit Losses

During the twelve months ended December 31, 2025, the Company recorded a provision for credit losses of $335,000, compared to a reversal of credit losses of $665,000 during the twelve months ended December 31, 2024. The $1.0 million increase in the provision for credit losses was primarily due to an increase in total loans of $113.2 million, or 5.5%, as well as an increase in unfunded commitments of $15.0 million, or 8.6%. The provision for credit losses was determined by a number of factors: the continued strong credit performance of the Company’s loan portfolio, changes in the loan portfolio mix and Management’s consideration of existing economic conditions and the economic outlook from the Federal Reserve Bank’s actions to control inflation. Management continues to monitor macroeconomic variables related to increasing interest rates, tariffs, inflation and concerns of an economic downturn, and believes it is appropriately reserved for the current economic environment.

The Company recorded net recoveries of $472,000 for the twelve months ended December 31, 2025, as compared to net recoveries of $87,000 for the twelve months ended December 31, 2024. During the twelve months ended December 31, 2025, the Company recorded a recovery of $624,000 on a previously charged-off commercial relationship acquired on October 21, 2016 from Chicopee Bancorp, Inc. As of June 30, 2025, the relationship paid in full.

Non-Interest Income

For the twelve months ended December 31, 2025, non-interest income decreased $387,000, or 3.0%, from $12.9 million during the twelve months ended December 31, 2024 to $12.5 million. During the same period, service charges and fees on deposits increased $715,000, or 7.8%, and income from BOLI increased $52,000, or 2.7%. During the twelve months ended December 31, 2025, the Company reported $347,000 in other income from loan-level swap fees on commercial loans, compared to $261,000 during the same period in 2024. During the twelve months ended December 31, 2025, the Company reported a gain of $243,000 on non-marketable equity investments, compared to a gain of $1.3 million during the twelve months ended December 31, 2024. During the twelve months ended December 31, 2025, the Company reported unrealized gains on marketable equity securities of $35,000, compared to unrealized gains on marketable equity securities of $13,000 during the twelve months ended December 31, 2024. Gains and losses from the investment portfolio vary from quarter to quarter based on market conditions, as well as the related yield curve and valuation changes. During the twelve months ended December 31, 2025, the Company reported $11,000 in gains from mortgage banking activities, compared to $235,000 during the twelve months ended December 31, 2024 due to the sale of fixed rate residential real estate loans. In addition, during the twelve months ended December 31, 2024, the Company reported a loss on the disposal of premises and equipment of $6,000 and did not have a comparable gain or loss during the twelve months ended December 31, 2025.

Non-Interest Expense

For the twelve months ended December 31, 2025, non-interest expense increased $4.1 million, or 6.9%, to $62.5 million, compared to $58.4 million for the twelve months ended December 31, 2024. The increase in non-interest expense was primarily due to an increase in salaries and employee benefits of $3.0 million, or 9.3%, due to an increase in deferred compensation expense to reflect updated year-end performance award estimates as well as annual merit increases. Advertising expense increased $385,000, or 30.3%, data processing expense increased $153,000, or 4.4%, FDIC insurance expense increased $144,000, or 9.9%, software related expenses increased $124,000, or 4.9%, debit card and ATM processing fees increased $46,000, or 1.9%, and other non-interest expense increased $410,000, or 8.0%. These increases were partially offset by a decrease in occupancy expense of $11,000 or 0.2%, a decrease in furniture and equipment expense of $87,000, or 4.5%, and a decrease in professional fees of $144,000, or 6.7%.

For the twelve months ended December 31, 2025, the efficiency ratio was 75.6%, compared to 80.4% for the twelve months ended December 31, 2024. The decrease in the efficiency ratio was driven by higher net interest income during the twelve months ended December 31, 2025 compared to the twelve months ended December 31, 2024.

Income Tax Provision

Income tax expense for the twelve months ended December 31, 2025 was $4.5 million, representing an effective tax rate of 22.8%, compared to $3.3 million, representing an effective tax rate of 22.0%, for the twelve months ended December 31, 2024. The increase in income tax expense was due to higher pre-tax income for the twelve months ended December 31, 2025.

Balance Sheet

At December 31, 2025, total assets increased $83.4 million, or 3.1%, from December 31, 2024 to $2.7 billion. The increase in total assets was primarily due to an increase in total loans of $113.2 million, or 5.5%, partially offset by a decrease in cash and cash equivalents of $26.1 million, or 39.2%.

Investments

At December 31, 2025, the investment securities portfolio totaled $365.2 million, or 13.3% of total assets, compared to $366.1 million, or 13.8% of total assets, at December 31, 2024. At December 31, 2025, the Company’s available-for-sale securities portfolio, recorded at fair market value, increased $15.1 million, or 9.4%, from $160.7 million at December 31, 2024 to $175.8 million. The held-to-maturity securities portfolio, recorded at amortized cost, decreased $16.2 million, or 7.9%, from $205.0 million at December 31, 2024 to $188.8 million at December 31, 2025.

At December 31, 2025, the Company reported unrealized losses on the available-for-sale securities portfolio of $22.4 million, or 11.3% of the amortized cost basis of the available-for-sale securities portfolio, compared to unrealized losses of $31.2 million, or 16.2% of the amortized cost basis of the available-for-sale securities at December 31, 2024. At December 31, 2025, the Company reported unrealized losses on the held-to-maturity securities portfolio of $30.3 million, or 16.1% of the amortized cost basis of the held-to-maturity securities portfolio, compared to $39.4 million, or 19.2% of the amortized cost basis of the held-to-maturity securities portfolio at December 31, 2024.

The securities in which the Company may invest are limited by regulation. Federally chartered savings banks have authority to invest in various types of assets, including U.S. Treasury obligations, securities of various government-sponsored enterprises, mortgage-backed securities, certain certificates of deposit of insured financial institutions, repurchase agreements, overnight and short-term loans to other banks, corporate debt instruments and marketable equity securities. The securities, with the exception of $10.9 million in corporate bonds, are issued by the United States government or government-sponsored enterprises and are therefore either explicitly or implicitly guaranteed as to the timely payment of contractual principal and interest. These positions are deemed to have no credit impairment, therefore, the disclosed unrealized losses with the securities portfolio relate primarily to changes in prevailing interest rates. In all cases, price improvement in future periods will be realized as the issuances approach maturity.

Management regularly reviews the portfolio for securities in an unrealized loss position. At December 31, 2025 and December 31, 2024, the Company did not record any credit impairment charges on its securities portfolio and attributed the unrealized losses primarily due to fluctuations in general interest rates or changes in expected prepayments and not due to credit quality. The primary objective of the Company’s investment portfolio is to provide liquidity and to secure municipal deposit accounts while preserving the safety of principal. The available-for-sale and held-to-maturity portfolios are both eligible for pledging to the Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank (“FRB”) as collateral for borrowings. The portfolios are comprised of high-credit quality investments and both portfolios generated cash flows monthly from interest, principal amortization and payoffs, which supports the Bank’s objective to provide liquidity.

Total Loans

Total loans increased $113.2 million, or 5.5%, from $2.1 billion, or 77.9% of total assets, at December 31, 2024 to $2.2 billion, or 79.7% of total assets, at December 31, 2025. The increase in total loans was primarily driven by an increase in residential real estate loans, including home equity loans, of $81.2 million, or 10.5%, an increase in commercial and industrial loans of $10.1 million, or 4.8%, and an increase in commercial real estate loans of $23.3 million, or 2.2%. The increase in total loans was partially offset by a decrease in consumer loans of $1.5 million, or 33.3%.

The following table presents a summary of the loan portfolio by the major classification of loans at the periods indicated:

	December 31, 2025	December 31, 2024
	(Dollars in thousands)

Commercial real estate loans:
Non-owner occupied	$900,513	$880,828
Owner occupied	198,550	194,904
Total commercial real estate loans	1,099,063	1,075,732

Residential real estate loans:
Residential	719,070	653,802
Home equity	137,801	121,857
Total residential real estate loans	856,871	775,659

Commercial and industrial loans	221,790	211,656

Consumer loans	2,929	4,391
Total loans	2,180,653	2,067,438
Unamortized premiums and net deferred loan fees and costs	2,939	2,751
Total loans, including unamortized premiums and net deferred loan fees and costs	$2,183,592	$2,070,189

Credit Quality

Management continues to closely monitor the loan portfolio for any signs of deterioration in borrowers’ financial condition and also in light of speculation that commercial real estate values may deteriorate as the market continues to adjust to higher vacancies and interest rates. We continue to proactively take steps to mitigate risk in our loan portfolio.

Total delinquency was $3.1 million, or 0.14% of total loans, at December 31, 2025, compared to $5.0 million, or 0.24% of total loans at December 31, 2024. At December 31, 2025, nonaccrual loans totaled $5.2 million, or 0.24% of total loans, compared to $5.4 million, or 0.26% of total loans, at December 31, 2024. At December 31, 2025 and December 31, 2024, there were no loans 90 or more days past-due and still accruing interest. Total nonperforming assets, defined as nonaccrual loans and other real estate owned, totaled $5.2 million, or 0.19% of total assets, at December 31, 2025, compared to $5.4 million, or 0.20% of total assets, at December 31, 2024. At December 31, 2025 and December 31, 2024, the Company did not have any other real estate owned.

At December 31, 2025, the allowance for credit losses was $20.3 million, or 0.93% of total loans and 393.2% of nonaccrual loans, compared to $19.5 million, or 0.94% of total loans and 362.9% of nonaccrual loans, at December 31, 2024. Total criticized loans, defined as special mention and substandard loans, increased $1.3 million, or 3.4%, from $38.4 million, or 1.9% of total loans, at December 31, 2024 to $39.7 million, or 1.8% of total loans, at December 31, 2025.

Our commercial real estate portfolio is comprised of diversified property types and primarily within our geographic footprint. At December 31, 2025, the commercial real estate portfolio totaled $1.1 billion and represented 50.4% of total loans. Of the $1.1 billion, $900.5 million, or 81.9%, was categorized as non-owner occupied commercial real estate and represented 325.1% of the Bank’s total risk-based capital. More details on the diversification of the loan portfolio are available in the supplementary earnings presentation.

Deposits

At December 31, 2025, total deposits were $2.4 billion and increased $98.3 million, or 4.3%, from December 31, 2024. Core deposits, which the Company defines as all deposits except time deposits, increased $111.9 million, or 7.2%, from $1.6 billion, or 68.9% of total deposits, at December 31, 2024, to $1.7 billion, or 70.8% of total deposits, at December 31, 2025. Non-interest-bearing deposits increased $28.9 million, or 5.1%, to $594.5 million, and represent 25.2% of total deposits, money market accounts increased $54.1 million, or 8.2%, to $715.6 million, interest-bearing checking accounts increased $23.9 million, or 15.9%, to $174.2 million, and savings accounts increased $5.0 million, or 2.7%, to $186.6 million.

Time deposits decreased $13.7 million, or 1.9%, from $703.6 million at December 31, 2024 to $689.9 million at December 31, 2025. Brokered time deposits, which are included in time deposits, totaled $1.7 million at December 31, 2024. The Company did not have brokered time deposits at December 31, 2025. We continue our disciplined and focused approach to core relationship management and customer outreach to meet funding requirements and liquidity needs, with an emphasis on retaining a long-term core customer relationship base by competing for and retaining deposits in our local market. At December 31, 2025, the Bank’s uninsured deposits totaled $697.6 million, or 29.5% of total deposits, compared to $643.6 million, or 28.4% of total deposits, at December 31, 2024.

The table below is a summary of our deposit balances for the periods noted:

	December 31, 2025	September 30, 2025	December 31, 2024
	(Dollars in thousands)
Core Deposits:
Demand accounts	$594,516	$590,152	$565,620
Interest-bearing accounts	174,227	176,823	150,348
Savings accounts	186,597	186,823	181,618
Money market accounts	715,620	702,712	661,478
Total Core Deposits	$1,670,960	$1,656,510	$1,559,064
Time Deposits:	689,948	693,365	703,583
Total Deposits:	$2,360,908	$2,349,875	$2,262,647

FHLB and Subordinated Debt

At December 31, 2025, total borrowings decreased $17.1 million, or 13.9%, from $123.1 million at December 31, 2024 to $106.1 million. At December 31, 2025, short-term borrowings increased $7.9 million, or 146.2%, to $13.3 million, compared to $5.4 million at December 31, 2024. Long-term borrowings decreased $25.0 million, or 25.5%, from $98.0 million at December 31, 2024 to $73.0 million at December 31, 2025. At December 31, 2025 and December 31, 2024, borrowings also consisted of $19.8 million in fixed-to-floating rate subordinated notes.

As of December 31, 2025, the Company had $538.6 million of additional borrowing capacity at the FHLB, $349.0 million of additional borrowing capacity under the FRB Discount Window and $25.0 million of other unsecured lines of credit with correspondent banks.

Capital

At December 31, 2025, shareholders’ equity was $247.6 million, or 9.1% of total assets, compared to $235.9 million, or 8.9% of total assets, at December 31, 2024. The change was primarily attributable to net income of $15.3 million and a decrease in accumulated other comprehensive loss of $6.6 million, partially offset by cash dividends paid of $5.7 million and the repurchase of shares at a cost of $6.2 million. At December 31, 2025, total shares outstanding were 20,372,786. The Company’s regulatory capital ratios continue to be strong and in excess of regulatory minimum requirements to be considered well-capitalized as defined by regulators and internal Company targets.

	December 31, 2025		December 31, 2024
	Company	Bank	Company	Bank
Total Capital (to Risk Weighted Assets)	14.19%	13.48%	14.38%	13.65%
Tier 1 Capital (to Risk Weighted Assets)	12.21%	12.46%	12.37%	12.64%
Common Equity Tier 1 Capital (to Risk Weighted Assets)	12.21%	12.46%	12.37%	12.64%
Tier 1 Leverage Ratio (to Adjusted Average Assets)	9.13%	9.32%	9.14%	9.34%

Dividends

Although the Company has historically paid quarterly dividends on its common stock and currently intends to continue to pay such dividends, the Company’s ability to pay such dividends depends on a number of factors, including restrictions under federal laws and regulations on the Company’s ability to pay dividends, and as a result, there can be no assurance that dividends will continue to be paid in the future.

About Western New England Bancorp, Inc.

Western New England Bancorp, Inc. is a Massachusetts-chartered stock holding company and the parent company of Westfield Bank, CSB Colts, Inc., Elm Street Securities Corporation, WFD Securities, Inc. and WB Real Estate Holdings, LLC. Western New England Bancorp, Inc. and its subsidiaries are headquartered in Westfield, Massachusetts and operate 25 banking offices throughout western Massachusetts and northern Connecticut. To learn more, visit our website at www.westfieldbank.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the Company’s financial condition, liquidity, results of operations, future performance, and business. Forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.”  Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include, but are not limited to:

●	unpredictable changes in general economic or political conditions, financial markets, fiscal, monetary and regulatory policies, including actual or potential stress in the banking industry;

●	unstable political and economic conditions, including changes in tariff policies, which could materially impact credit quality trends and the ability to generate loans and gather deposits;

●	inflation and governmental responses to inflation, including potential future increases in interest rates that reduce margins;

●	the effect on our operations of governmental legislation and regulation, including changes in accounting regulation or standards, the nature and timing of the adoption and effectiveness of new requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Basel guidelines, capital requirements and other applicable laws and regulations;

●	significant changes in accounting, tax or regulatory practices or requirements;

●	new legal obligations or liabilities or unfavorable resolutions of litigation;

●	disruptive technologies in payment systems and other services traditionally provided by banks;

●	the highly competitive industry and market area in which we operate;

●	operational risks or risk management failures by us or critical third parties, including without limitation with respect to data processing, information systems, cybersecurity, technological changes, vendor issues, business interruption, and fraud risks;

●	failure or circumvention of our internal controls or procedures;

●	changes in the securities markets which affect investment management revenues;

●	increases in Federal Deposit Insurance Corporation deposit insurance premiums and assessments;

●	the soundness of other financial services institutions which may adversely affect our credit risk;

●	certain of our intangible assets may become impaired in the future;

●	the duration and scope of potential pandemics, including the emergence of new variants and the response thereto;

●	new lines of business or new products and services, which may subject us to additional risks;

●	changes in key management personnel which may adversely impact our operations;

●	severe weather, natural disasters, acts of war or terrorism and other external events which could significantly impact our business; and

●	other risk factors detailed from time to time in our SEC filings.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from the results discussed in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except to the extent required by law.

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Net Income and Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended					Twelve Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,
	2025	2025	2025	2025	2024	2025	2024
INTEREST AND DIVIDEND INCOME:
Loans	$27,491	$26,690	$26,214	$24,984	$25,183	$105,379	$98,898
Securities	2,588	2,617	2,588	2,422	2,273	10,215	8,649
Other investments	164	166	169	191	214	690	687
Short-term investments	294	560	641	840	916	2,335	1,598
Total interest and dividend income	30,537	30,033	29,612	28,437	28,586	118,619	109,832

INTEREST EXPENSE:
Deposits	10,296	10,403	10,437	11,376	11,443	42,512	42,236
Short-term borrowings	85	39	47	54	60	225	600
Long-term debt	1,073	1,245	1,232	1,219	1,557	4,769	6,164
Subordinated debt	254	254	254	254	253	1,016	1,015
Total interest expense	11,708	11,941	11,970	12,903	13,313	48,522	50,015

Net interest and dividend income	18,829	18,092	17,642	15,534	15,273	70,097	59,817

(REVERSAL OF) PROVISION FOR CREDIT LOSSES	(485)	1,293	(615)	142	(762)	335	(665)

Net interest and dividend income after (reversal of) provision for credit losses	19,314	16,799	18,257	15,392	16,035	69,762	60,482

NON-INTEREST INCOME:
Service charges and fees on deposits	2,553	2,552	2,528	2,284	2,301	9,917	9,202
Income from bank-owned life insurance	492	482	516	473	486	1,963	1,911
Unrealized (loss) gain on marketable equity securities	(7)	22	25	(5)	(9)	35	13
Gain (loss) on mortgage banking activities	—	—	4	7	(11)	11	235
Gain on non-marketable equity investments	—	—	243	—	300	243	1,287
Loss on disposal of premises and equipment	—	—	—	—	—	—	(6)
Other income	135	117	95	—	187	347	261
Total non-interest income	3,173	3,173	3,411	2,759	3,254	12,516	12,903

NON-INTEREST EXPENSE:
Salaries and employee benefits	9,373	9,209	8,831	8,413	8,453	35,826	32,786
Occupancy	1,312	1,237	1,265	1,412	1,302	5,226	5,237
Furniture and equipment	437	453	491	487	505	1,868	1,955
Data processing	899	916	933	882	900	3,630	3,477
Software	687	652	645	659	642	2,643	2,519
Debit/ATM card processing expense	599	633	674	577	593	2,483	2,437
Professional fees	388	460	623	546	471	2,017	2,161
FDIC insurance	398	376	399	431	389	1,604	1,460
Advertising	349	433	443	429	310	1,654	1,269
Other	1,428	1,409	1,352	1,348	1,361	5,537	5,127
Total non-interest expense	15,870	15,778	15,656	15,184	14,926	62,488	58,428

INCOME BEFORE INCOME TAXES	6,617	4,194	6,012	2,967	4,363	19,790	14,957

INCOME TAX PROVISION	1,408	1,027	1,422	664	1,075	4,521	3,291
NET INCOME	$5,209	$3,167	$4,590	$2,303	$3,288	$15,269	$11,666

Basic earnings per share	$0.26	$0.16	$0.23	$0.11	$0.16	$0.76	$0.56
Weighted average shares outstanding	20,060,358	20,110,492	20,210,650	20,385,481	20,561,749	20,194,877	20,899,573
Diluted earnings per share	$0.26	$0.16	$0.23	$0.11	$0.16	$0.75	$0.56
Weighted average diluted shares outstanding	20,206,539	20,240,975	20,312,881	20,514,098	20,701,276	20,321,755	21,016,358

Other Data:
Return on average assets (1)	0.75%	0.46%	0.69%	0.35%	0.49%	0.56%	0.45%
Return on average equity (1)	8.40%	5.20%	7.76%	3.94%	5.48%	6.35%	4.93%
Efficiency ratio	72.13%	74.20%	74.36%	83.00%	80.56%	75.64%	80.35%
Adjusted efficiency ratio (non-GAAP) (2)	72.11%	74.27%	75.32%	82.98%	81.85%	75.89%	81.80%
Net interest margin	2.89%	2.81%	2.80%	2.49%	2.41%	2.75%	2.45%
Net interest margin, on a fully tax-equivalent basis	2.91%	2.83%	2.82%	2.51%	2.43%	2.77%	2.47%

(1)	Annualized.

(2)	The adjusted efficiency ratio (non-GAAP) represents the ratio of operating expenses divided by the sum of net interest and dividend income and non-interest income, excluding realized and unrealized gains and losses on securities, gain on non-marketable equity investments, and loss on disposal of premises and equipment.

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2025	2025	2025	2025	2024
Cash and cash equivalents	$40,381	$82,942	$93,308	$110,579	$66,450
Securities available-for-sale, at fair value	175,800	179,234	178,785	167,800	160,704
Securities held to maturity, at amortized cost	188,800	193,446	197,671	201,557	205,036
Marketable equity securities, at fair value	632	471	444	414	397
Federal Home Loan Bank of Boston and other restricted stock - at cost	5,359	5,818	5,818	5,818	5,818

Loans	2,183,592	2,131,308	2,092,631	2,079,561	2,070,189
Allowance for credit losses	(20,297)	(20,542)	(19,733)	(19,669)	(19,529)
Net loans	2,163,295	2,110,766	2,072,898	2,059,892	2,050,660

Bank-owned life insurance	79,019	78,527	78,045	77,529	77,056
Goodwill	12,487	12,487	12,487	12,487	12,487
Core deposit intangible	1,063	1,156	1,250	1,344	1,438
Other assets	69,644	70,683	70,443	71,864	73,044
TOTAL ASSETS	$2,736,480	$2,735,530	$2,711,149	$2,709,284	$2,653,090

Total deposits	$2,360,908	$2,349,875	$2,330,113	$2,328,593	$2,262,647
Short-term borrowings	13,270	2,980	4,040	4,520	5,390
Long-term debt	73,000	98,000	98,000	98,000	98,000
Subordinated debt	19,790	19,781	19,771	19,761	19,751
Securities pending settlement	242	—	—	2,093	8,622
Other liabilities	21,633	21,254	19,797	18,641	22,770
TOTAL LIABILITIES	2,488,843	2,491,890	2,471,721	2,471,608	2,417,180

TOTAL SHAREHOLDERS’ EQUITY	247,637	243,640	239,428	237,676	235,910
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,736,480	$2,735,530	$2,711,149	$2,709,284	$2,653,090

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2025	2025	2025	2025	2024
Shares outstanding at end of period	20,372,786	20,491,966	20,494,501	20,774,319	20,875,713

Operating results:
Net interest income	$18,829	$18,092	$17,642	$15,534	$15,273
(Reversal of) provision for credit losses	(485)	1,293	(615)	142	(762)
Non-interest income	3,173	3,173	3,411	2,759	3,254
Non-interest expense	15,870	15,778	15,656	15,184	14,926
Income before provision for income taxes	6,617	4,194	6,012	2,967	4,363
Income tax provision	1,408	1,027	1,422	664	1,075
Net income	5,209	3,167	4,590	2,303	3,288

Performance Ratios:
Net interest margin	2.89%	2.81%	2.80%	2.49%	2.41%
Net interest margin, on a fully tax-equivalent basis	2.91%	2.83%	2.82%	2.51%	2.43%
Interest rate spread	2.21%	2.13%	2.10%	1.74%	1.63%
Interest rate spread, on a fully tax-equivalent basis	2.23%	2.14%	2.12%	1.76%	1.65%
Return on average assets	0.75%	0.46%	0.69%	0.35%	0.49%
Return on average equity	8.40%	5.20%	7.76%	3.94%	5.48%
Efficiency ratio (GAAP)	72.13%	74.20%	74.36%	83.00%	80.56%
Adjusted efficiency ratio (non-GAAP) (1)	72.11%	74.27%	75.32%	82.98%	81.85%

Per Common Share Data:
Basic earnings per share	$0.26	$0.16	$0.23	$0.11	$0.16
Earnings per diluted share	0.26	0.16	0.23	0.11	0.16
Cash dividend declared	0.07	0.07	0.07	0.07	0.07
Book value per share	12.16	11.89	11.68	11.44	11.30
Tangible book value per share (non-GAAP) (2)	11.49	11.22	11.01	10.78	10.63

Asset Quality:
30-89 day delinquent loans	$2,098	$3,123	$2,525	$2,459	$3,694
90 days or more delinquent loans	1,047	1,425	1,328	2,027	1,301
Total delinquent loans	3,145	4,548	3,853	4,486	4,995
Total delinquent loans as a percentage of total loans	0.14%	0.21%	0.18%	0.22%	0.24%
Nonaccrual loans	$5,162	$5,649	$5,752	$6,014	$5,381
Nonaccrual loans as a percentage of total loans	0.24%	0.27%	0.27%	0.29%	0.26%
Nonperforming assets as a percentage of total assets	0.19%	0.21%	0.21%	0.22%	0.20%
Allowance for credit losses as a percentage of nonaccrual loans	393.20%	363.64%	343.06%	327.05%	362.93%
Allowance for credit losses as a percentage of total loans	0.93%	0.96%	0.94%	0.95%	0.94%
Net loan charge-offs (recoveries)	$41	$43	$(585)	$29	$(128)
Net loan charge-offs (recoveries) as a percentage of average loans	0.00%	0.00%	(0.03)%	0.00%	(0.01)%

(1)	The adjusted efficiency ratio (non-GAAP) represents the ratio of operating expenses divided by the sum of net interest and dividend income and non-interest income, excluding realized and unrealized gains and losses on securities, gains on non-marketable equity investments, and loss on disposal of premises and equipment.

(2)	Tangible book value per share (non-GAAP) represents the value of the Company’s tangible assets divided by its current outstanding shares.

The following table sets forth the information relating to our average balances and net interest income for the three months ended December 31, 2025, September 30, 2025 and December 31, 2024 and reflects the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Three Months Ended
	December 31, 2025			September 30, 2025			December 31, 2024
	Average		Average Yield/	Average		Average Yield/	Average		Average Yield/
	Balance	Interest	Cost(8)	Balance	Interest	Cost(8)	Balance	Interest	Cost(8)
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$2,166,804	$27,616	5.06%	$2,112,394	$26,810	5.04%	$2,062,822	$25,311	4.88%
Securities(2)	370,210	2,588	2.77	374,082	2,617	2.78	361,476	2,273	2.50
Other investments	14,752	164	4.41	14,993	166	4.39	15,924	214	5.35
Short-term investments(3)	32,544	294	3.58	52,380	560	4.24	76,795	916	4.75
Total interest-earning assets	2,584,310	30,662	4.71	2,553,849	30,153	4.68	2,517,017	28,714	4.54
Total non-interest-earning assets	156,258			157,127			155,538
Total assets	$2,740,568			$2,710,976			$2,672,555

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking accounts	$163,174	371	0.90	$161,171	453	1.12	$149,231	264	0.70
Savings accounts	187,428	43	0.09	187,279	42	0.09	179,122	38	0.08
Money market accounts	723,501	3,889	2.13	703,084	3,784	2.14	654,965	3,553	2.16
Time deposit accounts	686,966	5,993	3.46	692,742	6,124	3.51	700,324	7,588	4.31
Total interest-bearing deposits	1,761,069	10,296	2.32	1,744,276	10,403	2.37	1,683,642	11,443	2.70
Borrowings	112,904	1,412	4.96	121,389	1,538	5.03	147,748	1,870	5.04
Interest-bearing liabilities	1,873,973	11,708	2.48	1,865,665	11,941	2.54	1,831,390	13,313	2.89
Non-interest-bearing deposits	596,462			581,835			579,168
Other non-interest-bearing liabilities	24,231			22,014			23,380
Total non-interest-bearing liabilities	620,693			603,849			602,548
Total liabilities	2,494,666			2,469,514			2,433,938
Total equity	245,902			241,462			238,617
Total liabilities and equity	$2,740,568			$2,710,976			$2,672,555
Less: Tax-equivalent adjustment(2)		(125)			(120)			(128)
Net interest and dividend income		$18,829			$18,092			$15,273
Net interest rate spread(4)			2.21%			2.13%			1.63%
Net interest rate spread, on a tax-equivalent basis(5)			2.23%			2.14%			1.65%
Net interest margin(6)			2.89%			2.81%			2.41%
Net interest margin, on a tax-equivalent basis(7)			2.91%			2.83%			2.43%
Ratio of average interest-earning
assets to average interest-bearing liabilities			137.91%			136.89%			137.44%

The following tables set forth the information relating to our average balances and net interest income for the twelve months ended December 31, 2025 and 2024 and reflect the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Twelve Months Ended December 31,
	2025			2024
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$2,108,767	$105,866	5.02%	$2,035,149	$99,369	4.88%
Securities(2)	371,206	10,215	2.75	357,631	8,649	2.42
Other investments	14,907	690	4.63	14,669	687	4.68
Short-term investments(3)	54,770	2,335	4.26	33,254	1,598	4.81
Total interest-earning assets	2,549,650	119,106	4.67	2,440,703	110,303	4.52
Total non-interest-earning assets	156,591			155,056
Total assets	$2,706,241			$2,595,759

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking accounts	$155,831	1,497	0.96%	$136,861	1,022	0.75%
Savings accounts	186,780	180	0.10	182,678	166	0.09
Money market accounts	704,654	15,242	2.16	631,197	12,242	1.94
Time deposit accounts	693,208	25,593	3.69	666,917	28,806	4.32
Total interest-bearing deposits	1,740,473	42,512	2.44	1,617,653	42,236	2.61
Short-term borrowings and long-term debt	119,764	6,010	5.02	155,560	7,779	5.00
Total interest-bearing liabilities	1,860,237	48,522	2.61	1,773,213	50,015	2.82
Non-interest-bearing deposits	582,168			561,264
Other non-interest-bearing liabilities	23,472			24,541
Total non-interest-bearing liabilities	605,640			585,805

Total liabilities	2,465,877			2,359,018
Total equity	240,364			236,741
Total liabilities and equity	$2,706,241			$2,595,759
Less: Tax-equivalent adjustment (2)		(487)			(471)
Net interest and dividend income		$70,097			$59,817
Net interest rate spread (4)			2.04%			1.68%
Net interest rate spread, on a tax-equivalent basis (5)			2.06%			1.70%
Net interest margin (6)			2.75%			2.45%
Net interest margin, on a tax-equivalent basis (7)			2.77%			2.47%
Ratio of average interest-earning assets to average interest-bearing liabilities			137.06%			137.64%

(1)	Loans, including nonaccrual loans, are net of deferred loan origination costs and unadvanced funds.

(2)	Loan and securities income are presented on a tax-equivalent basis using a tax rate of 21%. The tax-equivalent adjustment is deducted from tax-equivalent net interest and dividend income to agree to the amount reported on the consolidated statements of net income.

(3)	Short-term investments include federal funds sold.

(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(5)	Net interest rate spread, on a tax-equivalent basis, represents the difference between the tax-equivalent weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(6)	Net interest margin represents net interest and dividend income as a percentage of average interest-earning assets.

(7)	Net interest margin, on a tax-equivalent basis, represents tax-equivalent net interest and dividend income as a percentage of average interest-earning assets.

(8)	Annualized.

Reconciliation of Non-GAAP to GAAP Financial Measures

The Company believes that certain non-GAAP financial measures provide information to investors that is useful in understanding its results of operations and financial condition.  Because not all companies use the same calculation, this presentation may not be comparable to other similarly titled measures calculated by other companies.  A reconciliation of these non-GAAP financial measures is provided below.

	For the quarter ended
	12/31/2025	9/30/2025	6/30/2025	3/31/2025	12/31/2024
	(Dollars in thousands)

Loan interest (no tax adjustment)	$27,491	$26,690	$26,214	$24,984	$25,183
Tax-equivalent adjustment	125	120	121	121	128
Loan interest (tax-equivalent basis)	$27,616	$26,810	$26,335	$25,105	$25,311

Loan interest (tax-equivalent basis)	$27,616	$26,810	$26,335	$25,105	$25,311
Less:
Prepayment penalties and fees	—	34	425	—	—
Adjusted loan income, excluding prepayment penalties (tax-equivalent basis) (non-GAAP)	$27,616	$26,776	$25,910	$25,105	$25,311

Average loans	$2,166,804	$2,112,394	$2,081,319	$2,073,486	$2,062,822
Average loan yield (no tax adjustment)	5.03%	5.01%	5.05%	4.89%	4.86%
Average loan yield (no tax adjustment), excluding prepayment penalties (non-GAAP)	5.03%	5.01%	4.97%	4.89%	4.86%
Average loan yield (tax-equivalent)	5.06%	5.04%	5.08%	4.91%	4.88%
Average loan yield (tax-equivalent basis), excluding prepayment penalties (non-GAAP)	5.06%	5.03%	4.99%	4.91%	4.88%

Net interest income (no tax adjustment)	$18,829	$18,092	$17,642	$15,534	$15,273
Tax equivalent adjustment	125	120	121	121	128
Net interest income (tax-equivalent basis)	$18,954	$18,212	$17,763	$15,655	$15,401

Net interest income (no tax adjustment)	$18,829	$18,092	$17,642	$15,534	$15,273
Less:
Prepayment penalties	—	34	425	—	—
Income from fair value hedge	—	—	—	—	74
Adjusted net interest income (non-GAAP)	$18,829	$18,058	$17,217	$15,534	$15,199

Average interest-earning assets	$2,584,310	$2,553,849	$2,530,077	$2,529,715	$2,517,017
Net interest margin (no tax adjustment)	2.89%	2.81%	2.80%	2.49%	2.41%
Net interest margin (tax-equivalent basis)	2.91%	2.83%	2.82%	2.51%	2.43%
Adjusted net interest margin, excluding prepayment penalties and income from fair value hedge (no tax adjustment) (non-GAAP)	2.89%	2.81%	2.73%	2.49%	2.40%

	For the quarter ended
	12/31/2025	9/30/2025	6/30/2025	3/31/2025	12/31/2024
	(Dollars in thousands, except per share data)

Book Value per Share (GAAP)	$12.16	$11.89	$11.68	$11.44	$11.30
Non-GAAP adjustments:
Goodwill	(0.61)	(0.61)	(0.61)	(0.60)	(0.60)
Core deposit intangible	(0.06)	(0.06)	(0.06)	(0.06)	(0.07)
Tangible Book Value per Share (non-GAAP)	$11.49	$11.22	$11.01	$10.78	$10.63

Efficiency Ratio:
Non-interest Expense (GAAP)	$15,870	$15,778	$15,656	$15,184	$14,926

Net Interest Income (GAAP)	$18,829	$18,092	$17,642	$15,534	$15,273

Non-interest Income (GAAP)	$3,173	$3,173	$3,411	$2,759	$3,254
Non-GAAP adjustments:
Unrealized losses (gains) on marketable equity securities	7	(22)	(25)	5	9
Gain on non-marketable equity investments	—	—	(243)	—	(300)
Non-interest Income for Adjusted Efficiency Ratio (non-GAAP)	$3,180	$3,151	$3,143	$2,764	$2,963
Total Revenue for Adjusted Efficiency Ratio (non-GAAP)	$22,009	$21,243	$20,785	$18,298	$18,236

Efficiency Ratio (GAAP)	72.13%	74.20%	74.36%	83.00%	80.56%

Adjusted Efficiency Ratio (Non-interest Expense (GAAP)/Total Revenue for Adjusted Efficiency Ratio (non-GAAP))	72.11%	74.27%	75.32%	82.98%	81.85%

	For the twelve months ended
	12/31/2025	12/31/2024
	(Dollars in thousands)

Loan income (no tax adjustment)	$105,379	$98,898
Tax-equivalent adjustment	487	471
Loan income (tax-equivalent basis)	$105,866	$99,369

Net interest income (no tax adjustment)	$70,097	$59,817
Tax equivalent adjustment	487	471
Net interest income (tax-equivalent basis)	$70,584	$60,288

Net interest income (no tax adjustment)	$70,097	$59,817
Less:
Prepayment penalties	459	8
Income from fair value hedge	—	1,398
Adjusted net interest income (non-GAAP)	$69,638	$58,411

Average interest-earning assets	$2,549,650	$2,440,703
Net interest margin (no tax adjustment)	2.75%	2.45%
Net interest margin (tax-equivalent basis)	2.77%	2.47%
Adjusted net interest margin, excluding prepayment penalties and income from fair value hedge (no tax adjustment) (non-GAAP)	2.73%	2.39%

Adjusted Efficiency Ratio:
Non-interest Expense (GAAP)	$62,488	$58,428

Net Interest Income (GAAP)	$70,097	$59,817

Non-interest Income (GAAP)	$12,516	$12,903
Non-GAAP adjustments:
Unrealized gains on marketable equity securities	(35)	(13)
Loss on disposal of premises and equipment, net	—	6
Gain on non-marketable equity investments	(243)	(1,287)
Non-interest Income for Adjusted Efficiency Ratio (non-GAAP)	$12,238	$11,609
Total Revenue for Adjusted Efficiency Ratio (non-GAAP)	$82,335	$71,426

Efficiency Ratio (GAAP)	75.64%	80.35%

Adjusted Efficiency Ratio (Non-interest Expense (GAAP)/Total Revenue for Adjusted Efficiency Ratio (non-GAAP))	75.89%	81.80%